Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-200459, 333-131485, 333-128131, and 333-89541) and Form S-8 (File Nos. 333-201679, 333-139048, 333-123602, 333-38172, 333-34498, 333-73624 and 333-51314) of Franklin Covey Co. of our report dated November 12, 2015, with respect to the consolidated financial statements of Franklin Covey Co. included in this Annual Report (Form 10-K) for the year ended August 31, 2016.

/s/ Ernst & Young LLP

Salt Lake City, Utah
November 14, 2016